Vladislav Zubkis aka. Steven Schwartzbard Takes Leave Of Absence From Embattled NeuroMama, Ltd.

Controversial Adviser Vows To Use Time Off To Prosecute Daughter's Killer.

Rosarito, Mexico – August 23:  Vladislav Zubkis aka. Steven Schwartzbard today requested and received an open-ended, leave of absence from Neuromama, Ltd. (OTC: NERO) where he serves as the chairman of the company's advisory board and General Design and Marketing Strategy adviser.

The leave of absence comes in the wake of the SEC's August 15th imposition of a temporary suspension in NERO trading and Zubkis' increasing concern about the San Diego Police Department's lack of progress in the May 2015 slaying of his daughter.

In a prepared statement, NeuroMama's Board of Directors praised Zubkis for his "enormous contributions to the company" and expressed "our hope that the issues raised in your request for a leave will be quickly resolved so that we and our stockholders will once again be able to benefit from the wealth of experience and energy you bring to the table.”

"NeuroMama, Ltd. welcomes Vladislav Zubkis' decision to suspend the contract to provide services to the Company as General Design and Marketing Strategy Adviser, and expressed appreciation for the contribution brought to the Company for the entire period of its development. At the same time, the Company looks forward to the resumption of working with Vladislav, on the terms satisfactory to the rules and requirements of the Securities and Exchange Commission, and in accordance with the requirements and solutions that might be taken by the Securities and Exchange Commission in regard to NeuroMama, Ltd.', said Neuromama, Ltd. President and CEO Mr. Igor Weselovsky.

Noting that the SEC trading bar could be the result of NERO missing several SEC filing deadlines due to a change in auditors necessitated by the 2014 relocation of NeuroMama's main office from Russia to Mexico, Zubkis wrote the board that the trading ban, though in no way related to any of his responsibilities as an outside adviser, "has sparked negative media speculation about my role with the company.”

"The overwhelmingly biased coverage of the trading ban and the completely fallacious intimations that it had something to do with my work as a consultant has convinced me that it would be in the best interest of Neuromama and Neuromama's shareholders for me to take a leave of absence until the current issues between NeuroMama and the SEC have been resolved and the SEC has given me more specific guidelines as to what a person with my background can and can't do as a third-party adviser to a public company."

In consequence both Zubkis and NeuroMama management have gone far beyond the letter of the law in making full disclosure of his career, including his five-year prison sentence.

"We knew perfectly well who Zubkis was when we brought him on board as an adviser," NeuroMama President and CEO Igor Weselvsky said in commenting on the spate of negatively focused, maliciously untrue financial tip sheet articles triggered by the trading ban. "But we weren't influenced by what he has plead guilty to in the slightest. We only cared about, and were interested in what he could do. Specifically, what he could do for us.

"So we did quite a bit of due diligence and discovered that in the past, above all else Zubkis was the designer of very large computer based systems. Which was exactly what we needed, a computer-age building foreman to guide us past pitfalls and around learning curves. To say that he's done a magnificent job is an understatement."

The board's statement also noted that since Zubkis is a third-party contractor rather than a NeuroMama employee his "leave of absence" is technically a temporary suspension of his contract.

In addition to his concern that short sellers with a vested interest in devaluing NeuroMama and its securities might use his involvement to help fuel their attacks on the company, Zubkis cited his crusade to bring his daughter's murderer to justice as an additional factor in requesting a leave.

http://www.sandiegouniontribune.com/news/2015/jun/05/body-found-ocean-beach-pier-ID/

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"Though I have already gathered much of the evidence necessary to make the case, now the most difficult part would be to convince SDPD to reopen the case, and that will require so much of my attention that I won't be able to provide NeuroMama executives with the 24/7 counseling they deserve," he concluded. "For this reason, and because of the potential harm my presence might cause the company at this particular moment in time, I urge the board to grant me an open-ended leave of absence from my position at NeuroMama." concluded Zubkis.

About NeuroMama, Ltd. -- International Holding Conglomerate -- Identifying successful business models to enhance shareholder value with holdings.

One of the operating businesses of NeuroMama, Ltd. is the neuromama.com Search Engine based on Artificial Intelligence and Neural Technology.

NeuroMama's Business-To-Business model involves providing Private Label Search Engines, and Social Networks with WebRTC capabilities powered by neuromama.com to businesses, organizations and governments with marketing power and large customer base via Equity, Revenue Share and Service Agreements.

Neuromama, Ltd. internet search engine for businesses is like Google and Yahoo. Neuromama.com helps support business and governments. neuromama.com

For the Democratic Republic of the Congo: congoinfo.net
For People of China: chinaisearch.com

New Private Label Search Engine and Social Network with Communication Infrastructure for the general public: http://Vica.Life

Investing in NeuroMama, Ltd. (NERO) carries a high level of risk, and may not be suitable for all investors. The high degree of risk and reward can work against you as well as for you. Before deciding to invest you should carefully consider your investment objectives, level of experience, and risk appetite. The possibility exists that you could sustain a loss of some or all of your initial investment and therefore you should not invest money that you cannot afford to lose. You should be aware of all the risks associated with investing in fast growth companies, and seek advice from an independent financial adviser if you have any doubts. (Important Disclosure)

http://investor.neuromama.com/uploads/2/4/6/9/24695823/important-disclosure-.pdf

For additional Risk Disclosures:
http://yahoo.brand.edgar-online.com/displayfilinginfo.aspx?FilingID=9392078-1063-164799&type=sect&TabIndex=2&companyid=879710&ppu=%252fdefault.aspx%253fcik%253d1542918

To contact President and CEO of NeuroMama, Ltd. Mr. Weselovsky:

Contact@neuromama.com

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